Exhibit 2.1
Execution Copy
ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”) is made as of the 2nd day of June 2008 by and among Customer Service Delivery Platform Corporation, a California corporation (''Buyer’’), and Applied Digital Solutions, Inc., a Delaware corporation (“ADS”), and Pacific Decision Sciences Corporation, a Delaware corporation (“PDSC”). (ADS and PDSC are sometimes hereinafter collectively referred to as “Seller”).
R E C I T A L S
WHEREAS, Seller wishes to sell the Assets (as defined below); and
WHEREAS, Buyer wishes to purchase the Assets on the terms and conditions provided in this Agreement.
NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and intending to be legally bound, and for such other good consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:
ARTICLE 1
PURCHASE AND SALE OF ASSETS
Assets Being Purchased
Section 1.01. PDSC shall sell, and by its authorized signature below does hereby assign, transfer and convey, to Buyer, and Buyer shall purchase, and by its authorized signature below does hereby purchase and accept from PDSC, on the terms specified in this Agreement, any and all of the assets, both real and personal and both tangible and intangible, of PDSC, herein called “the Assets,’’ including, but without limitation, all the assets shown on the attached schedules marked ''Exhibit A’’ and “Schedule 1” attached hereto and made a part hereof for all purposes;
Notwithstanding anything contained herein to the contrary, Buyer shall not and is not assuming any liabilities of Seller under any circumstances.
No further documentation shall be required to transfer the Assets from PDSC to Buyer. However, to the extent reasonably required by any third parties, PDSC will execute all additional documents requested by Buyer and in form and content reasonably acceptable to Seller to effectuate the intent of this Agreement, provided that Buyer shall prepare all such documents at its sole cost and expense.

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Purchase Price
Section 1.02. Buyer shall pay to PDSC at the Closing, the sum of Two Million Dollars ($2,000,000.00) which shall be represented by a Secured Promissory Note in favor of PDSC (the “Note”, a true and correct copy of which is attached hereto as Exhibit “B” and made a part hereof for all purposes) in full payment of the purchase price of all of the Assets described in Section 1.01 of this Agreement (the “Purchase Price”). PDSC acknowledges that it has invoiced and received payment for such consulting services in the amount of $172,883, which has been credited against the Purchase Price. Buyer acknowledges that it has received an additional credit of $27,137 towards the Purchase Price in satisfaction of certain issues between Buyer and PDSC regarding laptop computers and financial statements. (The foregoing credits of $172,883 and $27,137, respectively, are included in and have been reflected in the principal amount of the Note of One Million Eight Hundred Thousand Dollars ($1,800,000.00)). The Note shall be secured by all of the assets of the Buyer as more specifically set forth in a Security Agreement of even date of the Note (the “Security Agreement” a true and correct copy of which is attached hereto as Exhibit “C” and made a part hereof for all purposes). Notwithstanding anything contained herein or in the Note to the contrary, all outstanding invoices owed for consulting services between Buyer and Seller for any prior services rendered to any client shall be cancelled.
Bulk Sales
Section 1.03. The purchase and sale described in and covered by this Agreement shall be conducted and consummated in and conditioned upon the full compliance with all the requirements of the Uniform Commercial Code-Bulk Sales Division and the General Corporation Law of the State of California, to the extent applicable.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES BY SELLER
Each Seller hereby represents and warrants to Buyer that as of the Closing Date:
Due Organization and Existence
Section 2.01. Each Seller has been duly organized and validly exists as a corporation in good standing under the laws of the State of its incorporation and that its powers as a corporation have never been and are not now suspended or limited in any way.
Powers
Section 2.02. Each Seller is duly qualified in each state in which it transacts business for the business which it conducts and is not in default of any such state’s applicable federal, state or local laws, rules and regulations unless, in either instance, the failure to take such action is not reasonably likely (either individually or in the aggregate) to cause a Material Adverse Effect (hereby defined as an effect or condition that individually or in the aggregate is materially adverse to (i) the Assets taken as a whole; (ii) the business, results of operations, or financial condition of Seller’s business taken as a whole; or (iii) each software product taken individually.) Each Seller has authority and legal right to execute and deliver, engage in the transactions contemplated by, and perform and observe the terms and conditions of, this Agreement. Each Seller has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect.

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Due Authorization
Section 2.03. Each Seller has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under this Agreement. This Agreement is duly authorized, executed and delivered by Seller, all requisite or other corporate action having been taken, and each is valid, binding and enforceable against Seller in accordance with its terms except as such enforcement may be affected by bankruptcy, by other insolvency laws, or by general principles of equity.
No Conflicts
Section 2.04. The execution, delivery and performance by each Seller of this Agreement do not conflict with any term or provision of the certificate of incorporation or by-laws of such Seller or any law, rule, regulation, order, judgment, writ, injunction or decree applicable to such Seller of any court, regulatory body, administrative agency or governmental body having jurisdiction over such Seller, which conflict would have a Material Adverse Effect and will not result in any violation of any such mortgage, instrument, agreement or obligation to which such Seller is a party.
True and Complete Disclosure
Section 2.05. All information, reports, exhibits, schedules, financial statements or certificates of each Seller or any of their officers furnished or to be furnished to Buyer in connection with the initial or any ongoing due diligence of the Buyer, are true and complete in all material respects and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, and are not misleading. All financial statements have been prepared in accordance with GAAP, except that all footnotes, which may otherwise be required under GAAP, are omitted.
Approvals
Section 2.06. No consent, approval, authorization or order of, registration or filing with, or notice to any governmental authority or court is required under applicable law in connection with the execution, delivery and performance by any Seller of this Agreement, or such consent, approval, authorization, order or notice has been obtained or provided as so required, except with respect to filings made after the Closing to satisfy applicable securities laws.
Litigation
Section 2.07. There are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting any of the Assets being sold pursuant to this Agreement.

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Title of Assets
Section 2.08. PDSC warrants and represents that PDSC has good and marketable title to all assets covered by this Agreement. PDSC further warrants that title to all such assets is free and clear of any liens, encumbrances, or other defects.
Taxes
Section 2.09. Seller has timely filed all tax returns that are required to be filed by it and have paid all taxes, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of Seller in respect of taxes and other governmental charges are, in the opinion of Seller, adequate.
Books and Records
Section 2.10. All books and records including accounts receivable being transferred to Buyer in connection with this Agreement are true and correct in all material respects.
Agreements
Section 2.11. No Seller is a party to any agreement, instrument, or indenture or subject to any restriction materially and adversely affecting its business, operations, assets or financial condition. No Seller is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, or indenture which default would reasonably be expected to have a Material Adverse Effect. No holder of any Indebtedness of any Seller or of any of its subsidiaries has given notice of any asserted default thereunder.
No Reliance
Section 2.12. Each Seller has made its own independent decisions to enter into the transaction contemplated by this Agreement (the “Transaction”) and as to whether the Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. No Seller is relying upon any advice from Buyer as to any aspect of the Transaction, including without limitation, the legal, accounting or tax treatment of such Transaction.
Further Assurances
Section 2.13. Each Seller further warrants that, except for the sale described in this Agreement, it and its Board of Directors have taken no action and will take no action prior to the Closing of the to materially change any condition of the Assets.
Survival of Warranties
Section 2.14. Each Seller agrees that all warranties made by it in this Agreement shall survive the consummation of the sale and the Closing described in this Agreement, for a period of eighteen (18) months after the Closing Date.

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ARTICLE 3
REPRESENTATIONS AND WARRANTIES BY BUYER
Buyer hereby represents and warrants to Seller as of the Closing Date:
Due Organization and Existence
Section 3.01. Buyer has been duly organized and validly exists as a corporation in good standing under the laws of the State of its incorporation and that its powers as a corporation have never been and are not now suspended or limited in any way.
Powers
Section 3.02. Buyer is duly qualified in each state in which it transacts business for the business which it conducts and is not in default of any such state’s applicable federal, state or local laws, rules and regulations unless, in either instance, the failure to take such action is not reasonably likely (either individually or in the aggregate) to cause a Material Adverse Effect (hereby defined as an effect or condition that individually or in the aggregate is materially adverse to the business, results of operations, or financial condition of Buyer’s business taken as a whole). Buyer has authority and legal right to execute and deliver, engage in the transactions contemplated by, and perform and observe the terms and conditions of, this Agreement.
Due Authorization
Section 3.03. Buyer has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under this Agreement. This Agreement is duly authorized, executed and delivered by Buyer, all requisite or other corporate action having been taken, and each is valid, binding and enforceable against Buyer in accordance with its terms except as such enforcement may be affected by bankruptcy, by other insolvency laws, or by general principles of equity.
No Conflicts
Section 3.04. The execution, delivery and performance by Buyer of this Agreement do not conflict with any term or provision of the certificate of incorporation or by-laws of such Buyer or any law, rule, regulation, order, judgment, writ, injunction or decree applicable to such Seller of any court, regulatory body, administrative agency or governmental body having jurisdiction over such Buyer, which conflict would have a Material Adverse Effect and will not result in any violation of any such mortgage, instrument, agreement or obligation to which such Buyer is a party.

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Approvals
Section 3.05. No consent, approval, authorization or order of, registration or filing with, or notice to any governmental authority or court is required under applicable law in connection with the execution, delivery and performance by Buyer of this Agreement.
Litigation
Section 3.06. There are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitratable proceedings affecting Buyer’s ability to purchase the Assets being sold pursuant to this Agreement.
Disclosure
Section 3.07. Buyer’s representations and warranties made in this Agreement are true and complete in all material respects and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, and are not misleading.
Survival of Warranties
Section 3.08. Buyer agrees that all warranties made by it in this Agreement shall survive consummation of the sale and the Closing for a period of eighteen (18) months after the Closing Date.
ARTICLE 4
OPERATION OF BUSINESS
Reserved.
ARTICLE 5
CONDITIONS OF SALE
Conditions to Buyer’s Performance
Section 5.01. Buyer shall be under no obligation to perform any provision of this Agreement and may cancel the sale and purchase described in this Agreement if at the time set for the Closing, any of the following conditions have not been met:
(a) Software Issues. Verification and approval of intellectual property (software and all related source codes and other documentation) exist and can be delivered to Buyer, which condition Buyer agrees has already been satisfied;
(b) Organizational Documents. Each Seller has provided to Buyer: (i) a certificate of the corporate secretary of each of Seller reasonably satisfactory to Buyer; (ii) certified copies of each Seller’s charter, bylaws, and corporate resolutions approving the sale of the Assets to Buyer; and (iii) all documents evidencing other necessary corporate action, governmental approvals or other consents, approvals, authorizations, orders and/or notices have been obtained and/or provided as may be required in connection with this Agreement.

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(c) Good Standing Certificate. Each Seller has provided to Buyer a certified copy of a good standing certificate from the jurisdiction of organization of each Seller, dated as of no earlier than the date twenty (20) business days prior to the Closing Date.
(d) Incumbency Certificate. Each Seller has provided to Buyer an incumbency certificate of the corporate secretary of each Seller dated as of no earlier than ten (10) business days prior to closing, certifying the names, true signatures and titles of the representatives duly authorized to execute this Agreement.
(e) Due Diligence Review. Buyer shall have completed, to its satisfaction, its due diligence review of the Assets, which review has been completed to Buyer’s satisfaction.
(f) No Default. No default or Event of Default under this Agreement shall have occurred and be continuing.
(g) Representations and Warranties. At the Closing the representations and warranties made by each Seller shall be true, correct and complete on and as of such Closing Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).
Conditions to Seller’s Performance
Section 5.02. Seller shall be under no obligation to perform any provision of this Agreement and may cancel the sale and purchase described in this Agreement if at the time set for the Closing, any of the following conditions have not been met:
(a) Purchase Price. Buyer has delivered to PDSC the executed Note and Security Agreement.
(b) Organizational Documents. Buyer has provided to Seller: (i) a certificate of the corporate secretary of Buyer reasonably satisfactory to Seller; (ii) certified copies of Buyer’s charter, bylaws, and corporate resolutions approving the purchase of the Assets from Seller and the execution and delivery of the Note and Security Agreement; and (iii) all documents evidencing other necessary corporate action or governmental approvals as may be required in connection with this Agreement.
(c) Incumbency Certificate. Buyer has provided to Seller an incumbency certificate of the corporate secretary of Buyer, certifying the names, true signatures and titles of the representatives duly authorized to execute this Agreement.
(d) Good Standing Certificate. Buyer has provided to Seller a certified copy of a good standing certificate from the jurisdiction of organization of Buyer, dated as of no earlier than the date twenty (20) business days prior to the Closing Date.
(e) No Default. No default or Event of Default (as defined in the Note) shall have occurred and be continuing.

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(f) Perfection of Security Interests. Buyer has executed and delivered to Seller, any documents reasonably necessary to perfect PDSC’s interests in the Collateral (as defined in the Security Agreement).
(g) Representations and Warranties. At the Closing the representations and warranties made by Buyer shall be true, correct and complete on and as of such Closing Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).
ARTICLE 6
INDEMNITY
Section 6.01. PDSC shall indemnify the Buyer and its officers, directors, employees, agents and affiliates (collectively, the “Buyer’s Indemnified Parties”) in respect of, and hold each harmless from and against, any and all losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any misrepresentation or breach of representation or warranty on the part of Seller contained in this Agreement, (ii) any nonfulfillment of or failure to perform any covenant or agreement on the part of the Seller contained in this Agreement, and (iii) any liabilities of PDSC relating to the Assets. Buyer shall indemnify the Seller and its officers, directors, employees, agents and affiliates (collectively, the “Seller Indemnified Parties” and together with the Buyer’s Indemnified Parties, each an “Indemnified Party”) in respect of, and hold each harmless from and against, any and all losses suffered, incurred or sustained by it or to which it becomes subject, resulting from, arising out of or relating to (i) any misrepresentation or breach of representation or warranty on the part of the Buyer contained in this Agreement and (ii) any nonfulfillment of or failure to perform any covenant or agreement on the part of the Buyer contained in this Agreement.
Section 6.02. Claims for indemnification by an Indemnified Party under Section 6.01 (“Indemnification Claims”) will be asserted and resolved as follows:
(a) THIRD-PARTY CLAIMS. In the event that any claim or demand in respect of which an Indemnified Party might seek indemnification under Section 6.01 in respect of, arising out of or involving a claim or demand made by any person not a party to this Agreement against an Indemnified Party (a “Third Party Claim”) the Indemnified Party shall deliver a claim notice to party indemnifying the Indemnified Party (the “Indemnifying Party”) within thirty (30) days after receipt by such Indemnified Party of written notice of the Third Party Claim. If the Indemnified Party fails to provide the claim notice within such time period, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third-Party Claim to the extent that the Indemnifying Party’s ability to defend is actually prejudiced by such failure of the Indemnified Party. The Indemnifying Party will notify the Indemnified Party within thirty (30) days (the “Dispute Period”) whether the Indemnifying Party accepts or disputes its liability to the Indemnified Party under Section 6.01 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third-Party Claim.

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(i) DEFENSE BY INDEMNIFYING PARTY. If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third-Party Claim pursuant to this Section 6.01, then the Indemnifying Party will have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third-Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted or defended by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party in its sole discretion in the case of any settlement that provides for any relief other than the payment of monetary damages or that provides for the payment of monetary damages as to which the Indemnified Party will not be indemnified in full pursuant to Section 6.01). Subject to the immediately preceding sentence, the Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof; PROVIDED, HOWEVER, that the Indemnified Party may, at the cost and expense of the Indemnifying Party, at any time prior to the Indemnifying Party’s delivery of notice to assume the defense of such Third Party Claim, file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests. The Indemnifying Party shall not be liable to the Indemnified Party for legal expenses incurred by the Indemnified Party in connection with the defense of such Third Party Claim after the Indemnifying Party’s delivery of notice to assume the defense. In addition, if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third-Party Claim that the Indemnifying Party elects to contest.
(ii) DEFENSE BY INDEMNIFIED PARTY. If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to assume the defense of the Third-Party Claim, or if the Indemnifying Party gives such notice but any time thereafter fails to prosecute or defend vigorously and diligently or settle the Third-Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third-Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Party in good faith or will be settled at the discretion of the Indemnified Party. The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; PROVIDED, HOWEVER, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third-Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this Section 6.02 if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third-Party Claim and if such dispute is resolved in all respects in favor of the Indemnifying Party in the manner provided in clause (iii) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this Section 6.02 or of the Indemnifying Party’s participation therein at the Indemnified Party’s request. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 6.02, and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

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(iii) ACCEPTANCE BY INDEMNIFYING PARTY. If the Indemnifying Party notifies the Indemnified Party that it accepts its indemnification liability to the Indemnified Party with respect to the Third-Party Claim under Section 6.01, the loss identified in the claim notice, as finally determined, will be conclusively deemed a liability of the Indemnifying Party under Section 6.01 and the Indemnifying Party shall pay the amount of such loss to the Indemnified Party on demand. If the Indemnifying Party timely disputes its liability with respect to such Third-Party Claim or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third-Party Claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within thirty (30) days, such dispute shall be resolved by litigation in a court of competent jurisdiction.
(b) NON-THIRD PARTY CLAIMS. In the event any Indemnified Party should have a claim under Section 6.01 against any Indemnifying Party that does not involve a Third-Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. The failure or delay by any Indemnified Party to give the Indemnity Notice shall not impair such party’s rights hereunder except to the extent that the Indemnifying Party is actually prejudiced by such failure or delay. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice within the Dispute Period, the loss indemnified in the Indemnity Notice will be conclusively deemed a Liability of the Indemnified Party under Section 6.01 and the Indemnifying Party shall pay the amount of such loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations within thirty (30) days, such dispute shall be resolved by litigation in a court of competent jurisdiction.
Limitations on Indemnification Claims
Section 6.03. Indemnification Claims shall be subject to the following limitations:
(a) Any Indemnification Claim(s) must be made by an Indemnified Party within eighteen (18) months of the Closing Date.
(b) The aggregate liability for any Indemnifying Party in respect of an Indemnification Claim(s) shall not exceed the outstanding principal balance on the Note at the time the Indemnification Claim is made.
(c) No Indemnified Party shall make any Indemnification Claim against an Indemnifying Party until the earlier to occur of (i) the total of all losses with respect to such matters exceeds Twenty-Five Thousand Dollars ($25,000) or (ii) seventeen (17) months have passed from the Closing Date.
(d) The limitation set forth in Section 6.03(b) shall not apply in the event of (a) any material misrepresentation or breach of any warranty; (b) Indemnification Claims based on facts concerning which the Indemnified Party has no prior knowledge of; (c) Indemnification Claims based on claims made by Hark Vassas; and (d) any claims, fines, penalties, administrative fees and/or late payments relating to or arising from any federal, state and/or municipal taxing authority relative to the Assets (“Tax Claims”); provided, further, however that Seller shall not be responsible for any Tax Claims which arise from or are based upon ownership of the Assets after the Closing Date and Buyer shall not be responsible for any Tax Claims which arise from or are based upon ownership of the Assets on or prior to the Closing Date.
(e) PDSC may use any unpaid portion of the Note to set off the amount of any Indemnification Claim.

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ARTICLE 7
RELEASE
Seller and Buyer and each of their respective officers and directors, do hereby mutually completely release and forever discharge the other and their respective agents, employees, partners, administrators, successors, assigns, representatives, subsidiaries, all actually and/or affiliated, associated and/or related entities, companies, limited liability companies and/or corporations and their shareholders, directors, officers, alleged or actual alter egos of same and attorneys (the “Releasees”) from any and all claims, demands, actions, contracts, covenants, causes of action, obligations, debts, controversies, acts, omissions, promises, agreements and representations of any type, nature, kind or description, whether in law or in equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, that have existed or may have existed, or that do exist, or that can, shall or may exist, including, but without in any way limiting the generality of the preceding language, any and all claims that were or might have been, or that could have been alleged against the Releasees generally and specifically by Seller against David Dorret, David Englund, Jerry Edinger and any current employees of Buyer, whether based on tort, contract (express or implied) or any federal, state or local law, statute or regulation; provided, however, that the foregoing release shall not extend to the any of the obligations of Seller and Buyer under this Agreement, the Note or the Security Agreement.
The Parties hereto are aware that Section 1542 of the Civil Code of the State of California provides as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
The parties hereto hereby waive and relinquish the protections of Civil Code Section 1542 or any similar statute of any state or jurisdiction under which any claim by any of the parties hereto may have been entitled to bring a claim or cause of action against any other party hereto. Recognizing that the facts upon which the release herein are based may hereafter turn out to be other than or different from the true facts, the parties hereby accepts and assumes the risk that those facts may be different and agree that this Agreement shall be and remains in all respects effective and not subject to termination or rescission by virtue of any such difference in the facts.
ARTICLE 8
MISCELLANEOUS PROVISIONS
Proration of Taxes and Rents
Section 8.01. All taxes levied on or assessed against any of the Assets described in this Agreement shall be prorated between Buyer and Seller as of 12:01 A.M. Pacific Standard Time on the date of Closing. Provided, however, any and all California sales tax becoming due because of the purchase and sale described in this Agreement shall be paid by Seller.

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Costs and Expenses of Sale
Section 8.02. All costs and expenses of the sale shall be borne by the party incurring the same.
Entire Agreement
Section 8.03. This instrument with its attachments constitutes the entire agreement between Buyer and Seller respecting the Assets or the sale of the Assets to Buyer by Seller, and any agreements or representation respecting the assets or their sale by Seller to Buyer not expressly set forth in this instrument is null and void.
Notices
Section 8.04. Any and all notices or other communications required or permitted by this Agreement or by law to be served on or given to either party, Buyer or Seller, by the other party, shall be, unless otherwise required by law, in writing and deemed duly served and given when personally delivered to the party to whom directed or any of its officers or, in lieu of personal service, when deposited in the United States mail, first-class postage prepaid, addressed as follows:
Buyer
Customer Service Delivery Platform Corporation
Attention Jerry Edinger, President and CEO
575 Anton Blvd. Suite 300
Costa Mesa Ca. 92626
With a Copy to:
David N. Bregman, Esq.
Klinedinst, P.C.
501 West Broadway
Suite 600
San Diego CA 92101
Seller
Applied Digital Solutions, Inc., c/o Digital Angel Corporation
490 Villaume Avenue
South St. Paul, MN 55075-2443
Attention: CEO
With a Copy to:
Joseph D. Whelan, Esq.
Hinckley, Allen & Snyder LLP
50 Kennedy Plaza, Suite 1500
Providence, RI 02903
And a Copy to:
Applied Digital Solutions, Inc., c/o Digital Angel Corporation
490 Villaume Avenue
South St. Paul, MN 55075-2443
Attention: General Counsel

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Non-Binding Mediation.
Section 8.05. The parties agree that in the event of any dispute arising under this Agreement, the Note and/or the Security Agreement and prior to initiating any other action or proceeding, the parties shall attempt in good faith to resolve such dispute by non-binding mediation in accordance with the Mediation Rules of JAMS/Endispute. Except as provided herein, no litigation for the resolution of such dispute may be commenced until either party has concluded in good faith that amicable resolution through continued mediation of the matter does not appear likely, which shall be presumed if the dispute or claim has been unresolved for more than thirty (30) days after notice of mediation. The mediation costs shall be shared equally by the parties.
Attorneys’ Fees
Section 8.06. If any litigation is commenced between the parties, Buyer and Seller, concerning this Agreement, the Note, the Security Agreement, the sale and purchase described in this contract, or the rights and duties of either in relation to this Agreement, the party prevailing in that litigation shall be entitled, in addition to any other relief that may be granted, to a reasonable sum as and for its attorneys’ fees and costs (including expert witness fees, investigative fees, and any and all other out of pocket expenses that are reasonably related to the dispute) in that litigation which shall be determined by the court in that litigation or in a separate action brought for that purpose.
Assignment
Section 8.07. Neither this Agreement nor any right or interest in it may be assigned by either party to any other person or corporation without the express written consent of the other party to this Agreement. However no such assignment shall relieve the obligations of such obligor.
Governing Law and Venue
Section 8.08. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of California. EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF ORANGE IN THE STATE OF CALIFORNIA AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE LITIGATED IN SUCH COURTS.

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EACH OF THE PARTIES HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 15 CALENDAR DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF EITHER PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER OR TO BRING ACTIONS, SUITS OR PROCEEDINGS AGAINST THE OTHER PARTY HERETO IN SUCH OTHER JURISDICTIONS, AND IN SUCH MANNER, AS MAY BE PERMITTED BY ANY APPLICABLE LAW.
Drafting
Section 8.09. The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
Amendments and Waivers
Section 8.10. No amendment of any provision of this Agreement shall be valid unless such amendment is in writing and signed by each of the parties hereto. No waiver by any party hereto of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver shall be valid unless such waiver is in writing and signed by the party against whom such waiver is sought to be enforced.
Severability
Section 8.11. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

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Incorporation of Exhibits and Schedules
Section 8.12. Any Exhibits or Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
Specific Performance
Section 8.13. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy available to them at law or equity.
Headings
Section 8.14. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
Counterparts
Section 8.15. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
[Signature page appears next.]

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IN WITNESS WHEREOF, the duly authorized representatives of the parties have set their hands and seals hereunto as of the date first set forth above, at Costa Mesa, Orange County, California.
BUYER
CUSTOMER SERVICE DELIVERY PLATFORM CORPORATION
a California corporation

By:	/s/ Jerry Edinger
Jerry Edinger
Its President and CEO

SELLER
APPLIED DIGITAL SOLUTIONS, INC.
a Delaware corporation

By:	/s/ Lorraine M. Breece
Lorraine M. Breece
Its:	SVP, CFO

PACIFIC DECISION SCIENCES CORPORATION
a Delaware corporation

By:	/s/ Lorraine M. Breece
Lorraine M. Breece
Its:	Vice President

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EXHIBIT A
ASSETS ACQUIRED
1.	Hardware, including but not limited to furniture, fixtures, servers, routers and laptops;
2.	Software currently owned by PDSC known variously as Flagship, Super Service System and/or Super Remote;
3.	The audited financials (without footnotes) for PDSC for the part two calendar/fiscal year, in the form attached hereto as Schedule 2.
4.	All existing contracts for PDSC to provide service as a vendor to outside parties; and
5.	All Proprietary and Intellectual Property of PDSC including the name Pacific Division Sciences Corporation and all (i) discoveries and inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all United States, international, and foreign patents, patent applications (either filed or in preparation for filing), patent disclosures and statutory invention registrations, including all reissuances, divisions, continuations, continuations in part, extensions and reexaminations thereof, all rights therein provided by international treaties or conventions, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, and other source identifiers (whether or not registered) including all common law rights, all registrations and applications for registration (either filed or in preparation for filing) thereof, all rights therein provided by international treaties or conventions, and all renewals of any of the foregoing, (iii) all copyrightable works and copyrights (whether or not registered), all registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all data and documentation relating thereto, (iv) confidential and proprietary information, trade secrets, know-how (whether patentable or nonpatentable and whether or not reduced to practice), processes and techniques, research and development information, ideas, technical data, designs, drawings and specifications, (v) Software, (vi) coded values, formats, data and historical or current databases, whether or not copyrightable, (vii) domain names, Internet websites or identities used or held for use by the Seller, (viii) other proprietary rights relating to any of the foregoing (including without limitation any and all associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions), and (ix) copies and tangible embodiments of any of the foregoing.
6.	Together with the Licenses described on Schedule 1 attached hereto.